Exhibit(h)(7)

AIS FUND PLATFORM OPERATING AGREEMENT

This Operating Agreement is made as of [•] between Charles Schwab & Co., Inc. (“Schwab”), a California corporation, Blackstone Advisory Partners L.P., a Delaware limited partnership (“BAP”) and each pooled investment vehicle (each a “Fund” and collectively, the “Funds”), listed on Schedule I hereto, as amended from time to time (“Agreement”).

WHERAS, the Fund has entered into a distribution agreement with BAP, whereby BAP acts as the distributor for the Fund;

WHEREAS, BAP wishes to have the shares of beneficial interest offered by the Fund, listed on Schedule I hereto, as amended from time to time, (“Shares”) made available to investors for purchase and redemption through Schwab’s Alternative Investment Source™ platform (“AIS”);

WHEREAS, certain agreements, policies, procedures and information are necessary to enable the Fund to participate in AIS; and

WHEREAS, Schwab is willing to permit the Fund to participate in AIS pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises set forth below, the parties agree as follows:

1. Schwab’s Services.

(a) Schwab will act as broker/dealer of record for each Schwab customer who invests in Shares, and will also act as custodian of those Shares for the benefit of each such customer (each, a “Schwab customer” or an “investor”). Such Shares will be held in each Schwab customer’s Schwab brokerage account (each, an “Account”). Through the Accounts, Schwab will purchase and redeem Shares, reconcile transactions, obtain pricing information, reinvest distributions, as applicable, and maintain records in accordance with the operating procedures set forth in Exhibit A hereto (the “Operating Procedures”). In addition, Schwab will facilitate communication with Fund investors who are Schwab customers and perform other obligations in accordance with the Operating Procedures.

(b) Schwab will provide Schwab customers that are potential investors in the Fund with information pertaining to AIS, Schwab’s alternative investment process in general, and instructions on how to invest in the Fund through Schwab.

(c) Schwab will be responsible for its compliance and the compliance of each of its Affiliates (as defined below) in all material respects with all applicable laws, rules and regulations in connection with the services performed by Schwab and/or its Affiliates pursuant to this Agreement.

2. Role and Relationship of Schwab. The parties acknowledge and agree that all services provided by Schwab under this Agreement are administrative and related services only,

and are not the services of an underwriter or a principal underwriter of any issuer within the meaning of the Securities Act of 1933 (the “Securities Act”), as amended, or the Investment Company Act of 1940, as amended (the “1940 Act”). This Agreement also does not constitute Schwab a transfer agent or any other agent of the Fund, BAP or any of their Affiliates, and the parties agree that Schwab acts hereunder only as an agent of Schwab’s customers that elect to hold Shares in their respective Accounts, and that neither Schwab nor any of the registered investment advisers that access AIS is acting as a fiduciary or as any other agent of the Fund, BAP or any other person hereunder. For the avoidance of doubt, Schwab shall have no liability, duty or responsibility hereunder for the accuracy or calculation of the net asset value of the Fund or of any asset held by the Fund and, except as described herein, shall have no right to act on behalf of the Fund.

3. Investor Qualification.

(a) The Fund shall sell its Shares only to those Schwab customers that the Fund reasonably determines are eligible to purchase its Shares pursuant to the requirements set forth in the Fund’s prospectus and statement of additional information, as may be amended or supplemented from time to time (collectively, the “Fund Documents”), and in accordance with applicable law. The Fund shall have the sole responsibility in determining whether an investor meets all applicable minimum investment and other qualification and legal requirements necessary to invest in the Fund.

(b) The Fund shall not effect a sale of any Shares to a Schwab customer in any state or jurisdiction where such Shares have not been registered or qualified for offer and sale under applicable laws, rules and regulations, unless such offer or sale is exempt from the registration or qualification requirements of such laws, rules and regulations.

4. Additional Fund Responsibilities. The Fund shall also be solely responsible for:

(a) The compliance of its Fund Documents, annual or other periodic reports, proxy statements and advertising or marketing materials, as may be amended or supplemented from time to time (collectively, “Offering Materials”), with all applicable laws, rules and regulations (for the avoidance of doubt, Schwab shall bear no responsibility for the content of the Offering Materials, the investments or operations of the Fund, the performance of the Fund or any other pooled investment vehicle or person in which the Fund may invest); provided that the Fund shall have no responsibility for any materials prepared by Schwab or Schwab’s Affiliates;

(b) Ensuring that all Offering Materials and all Fund Information Sheets (defined below) are current, accurate and complete and do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Fund shall use commercially reasonable efforts to notify Schwab in writing of any forthcoming changes to the Fund Documents a reasonable time prior to the effectiveness of such changes, but in all cases the Fund shall provide Schwab with copies of the updated Fund Documents in advance of or simultaneously with any such changes becoming effective;

(c) The distribution and tabulation of proxies in accordance with all applicable laws, rules and regulations (except for such proxy related services provided by Schwab’s mailing agent with respect to Schwab’s customers);

(d) Obtaining a CUSIP number for the Fund from CUSIP Global Services and enrolling with Schwab’s mailing agent to have certain Fund materials delivered through Schwab’s mailing agent to investors that are Schwab’s customers;

(e) The Fund or BAP becoming a member of the Depository Trust & Clearing Corporation (“DTCC”) Alternative Investment Products (“AIP”) system within nine (9) months of the effective date of this Agreement, and coordinating with Schwab to test and implement the use of DTCC AIP in processing investor data;

(f) The registration or qualification of the offer and sale of Shares under all applicable laws, rules, and regulations; and

(g) The compliance in all material respects by the Fund and each Affiliate of the Fund, with respect to the Fund, with all applicable laws, rules, and regulations, including the rules and regulations of each self-regulatory organization with jurisdiction over the Fund or any Affiliate of the Fund. For purposes of this Agreement, an “Affiliate” of a person means (i) any person directly or indirectly controlling, controlled by, or under common control with, such person, (ii) any officer, director, partner, co-partner, or employee of such person, and (iii) any investment advisor or any member of the advisory board of the Fund.

5. Account Establishment and Maintenance Fees; Suspension of Purchases.

(a) BAP shall pay to Schwab, or cause the Fund to pay to Schwab, such fees as are set forth on Schedule I hereto. The fees shall be paid at the time and in the manner set forth in Schedule II.

(b) The parties understand and agree that the receipt of compensation by Schwab pursuant to this Agreement is not conditioned upon the performance of any distribution activities by Schwab, and that Schwab shall act as broker/dealer of record and agent for its customers only, and not as an agent of the Fund or BAP.

(c) In its sole discretion, Schwab may suspend purchases of Shares by Schwab customers for any period of time upon notice to the Fund.

6. Fund Information Sheets.

(a) The Fund shall deliver or cause to be delivered to Schwab a completed Fund Set-Up Questionnaire and Contacts Directory (collectively, the “Fund Information Sheets”), in forms provided by Schwab, to establish the Fund in AIS. Schwab shall be entitled to rely on the information contained in the Fund Information Sheets, as may be amended by the Fund from time to time, in connection with the purchase and redemption of the Shares and the processing of transactions related to the Fund.

(b) The Fund must promptly amend the Fund Information Sheets in the event of any change to the information contained therein, such amendments to be effective immediately upon receipt of written notice by Schwab.

(c) Any amendment to the Fund Information Sheets must occur in a manner timed to coincide with such change so that Schwab, acting in good faith and a commercially reasonable manner, may have opportunity to object to such change as not operationally feasible for Schwab and, either (i) suspend purchases of Shares of the Fund until such time as such change is operationally feasible for Schwab or (ii) terminate this Agreement.

(d) The Fund shall promptly provide, upon Schwab’s reasonable request, such other information as is necessary to establish and maintain the Fund in AIS.

(e) Schwab will not publish, make available to any of its customers, or otherwise distribute any Fund Information Sheets.

7. Representations, Warranties and Covenants.

(a) BAP represents, warrants and covenants that:

(i) BAP has been duly incorporated and is validly existing as a limited partnership in good standing under the laws of the State of Delaware with all requisite power and authority, all necessary authorizations, approvals, orders, licenses, certificates and permits to conduct its business;

(ii) This Agreement has been duly authorized, executed and delivered by BAP and, assuming the execution hereof by the parties, will constitute a valid and binding agreement of BAP enforceable in accordance with its terms; and

(iii) BAP will maintain all licenses and registrations necessary under applicable federal and state laws, rules and regulations, including the rules and regulation of any self-regulatory organization with competent jurisdiction, to serve as distributor of the Fund.

(iv) If any of the foregoing representations and warranties made by BAP are no longer accurate, then BAP will promptly notify Schwab in writing.

(b) The Fund represents, warrants and covenants that:

(i) The Fund has been duly organized and is validly existing as a business trust in good standing under the laws of The Commonwealth of Massachusetts, with all requisite power and authority, all necessary authorizations, approvals, orders, licenses, certificates and permits to conduct its business as described in the Fund Documents;

(ii) The Offering Materials, the Fund Information Sheets, and all other documents furnished by the Fund to Schwab are current, accurate and complete and do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading;

(iii) The Shares have been duly authorized for issuance and sale and, when issued and delivered by the Fund, the Shares will conform to all statements relating thereto contained in the Offering Materials;

(iv) The services performed by Schwab pursuant to this Agreement are not primarily intended to result in the sale of the Fund’s Shares;

(v) The Fund has a legitimate primary reason (i.e., the receipt of administrative and related services) for participating in AIS other than the sale of its Shares;

(vi) The Fund has not and will not solicit any offer to tender or offer to sell Shares in any manner that would be inconsistent with applicable laws and regulations, or with the procedures for solicitations contemplated by the Fund Documents;

(vii) As of the effective date of this Agreement (which shall be the later of the date on which this Agreement is made or the date set forth opposite the name of the Fund on Schedule I), no provision of the Fund Documents conflicts with Schwab’s obligations under this Agreement or imposes any obligation on Schwab not set forth in this Agreement. The Fund shall promptly notify Schwab in writing of any prospective change in its Fund Documents that may conflict with Schwab’s obligations under this Agreement or impose any obligation on Schwab not set forth in this Agreement. In case of any such change, Schwab and the Fund shall (i) work together in good faith to amend this Agreement to reflect such changed or new obligation, and (ii) if the parties cannot reach agreement on amendment prior to the effective date of that obligation, the Fund agrees that Schwab may: (A) suspend purchases of Shares until such time as the parties amend this Agreement, and (B) terminate this Agreement with respect to the Fund;

(viii) If the Fund has a distribution or shareholder servicing plan maintained or adopted pursuant to Rule 12b-1 under the 1940 Act (“Rule 12b-1 Plan”), such Rule 12b-1 Plan does not exceed 40 basis points per annum;

(ix) If applicable, the Fund’s sales charges and member compensation arrangements meet the conditions and qualifications set forth in Rules 2830(d) and 2830(l)(4) of the Conduct Rules of the Financial Industry Regulatory Authority, Inc. (“FINRA”), which enable a member of FINRA to offer or sell shares of the Fund;

(x) The issue and sale of Shares and the execution, delivery and performance of the Fund’s obligations under the Fund Documents will not result in the violation of any applicable federal or state laws, rules or regulations;

(xi) This Agreement has been duly authorized, executed and delivered by the Fund and, assuming execution hereof by the parties, will constitute a valid and binding agreement of the Fund enforceable in accordance with its terms;

(xii) If any of the foregoing representations and warranties made by Fund is no longer accurate, then the Fund shall promptly notify Schwab thereof in writing.

(c) Schwab represents, warrants and covenants that:

(i) Schwab has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of California with all requisite power and authority, all necessary authorizations, approvals, orders, licenses, certificates and permits to conduct its business;

(ii) This Agreement has been duly authorized, executed and delivered by Schwab and, assuming the execution hereof by the parties, will constitute a valid and binding agreement of Schwab enforceable in accordance with its terms; and

(iii) Schwab will maintain all licenses and registrations necessary under applicable federal and state laws, rules and regulations, including the rules and regulation of any self-regulatory organization with competent jurisdiction, to provide the administrative services required to be provided by Schwab hereunder.

(iv) If any of the foregoing representations and warranties made by Schwab are no longer accurate, then Schwab will promptly notify BAP and the Fund in writing.

8. Use of Parties’ Names; No Publication of Terms.

(a) No party will make public the terms and conditions of this Agreement (including, without limitation, the pricing terms) nor any discussions relating thereto without the consent of the other parties; provided, however, if public disclosure of such information is required by law, such consent shall be deemed granted and the party required to disclose such information shall, if practicable, notify the other parties in writing a reasonable time prior to such disclosure.

(b) Without Schwab’s prior written consent, neither BAP nor the Fund shall acquire a right to use or use, cause or permit use of the names, characters, artwork, designs trade names, copyrighted materials, trademarks, or service marks of Schwab, its related or subsidiary companies, parent, employees, directors, shareholders, assigns, successors or licensees: (i) in any advertising, promotional materials or activities, publicity, press release, client list, or public or private presentation or promotion; (ii) to express or to imply any endorsement of the Fund or any of its Affiliates or their respective offerings or services; or (iii) in any manner other than as expressly permitted in accordance with this Agreement.

(c) The Fund authorizes and permits Schwab to use the name or other identifying marks of the Fund to the extent necessary for Schwab to provide services for the benefit of the Fund pursuant to this Agreement.

9. Confidentiality.

(a) Definition of Confidential Information. The term confidential information shall mean all information that a party discloses (the “Disclosing Party”), whether in writing, electronically, or orally, to another party (the “Receiving Party”), whether in tangible or intangible form, including but not limited to: (i) any information concerning a party’s, its agent’s or licensor’s technology, and (ii) any unpublished information concerning research activities and plans, customers, marketing or sales plans or results, pricing or pricing strategies, operational techniques, strategic plans, Customer Information (as defined below), and any unpublished financial information will be deemed confidential and proprietary to the Disclosing Party, regardless of whether such information was disclosed intentionally or unintentionally or marked as “confidential” or “proprietary” (“Confidential Information”).

(b) Treatment of Confidential Information. Each party agrees that: (i) the Receiving Party will hold any and all Confidential Information it obtains in strictest confidence and will use and permit use of Confidential Information solely for the purposes of this Agreement; (ii) without limiting the foregoing, the Receiving Party shall use at least the same degree of care, but no less than reasonable care, to avoid disclosure or use of this Confidential Information as the Receiving Party employs with respect to its own Confidential Information; (iii) the Receiving Party may disclose or provide access only to its responsible employees or agents who have a need to know and are under confidentiality agreements at least as restrictive as this Agreement with respect to the Confidential Information, and may make copies of Confidential Information only to the extent reasonably necessary to carry out the obligations hereunder; and (iv) the Receiving Party will notify the Disclosing Party immediately of any unauthorized disclosure or use, and will cooperate with the Disclosing Party to protect all proprietary rights in and ownership of its Confidential Information.

(c) Exceptions. This Section 9 shall not prohibit or limit the Receiving Party’s use, disclosure, reproduction, or dissemination of the Disclosing Party’s Confidential Information which, (i) is or becomes public domain information or material through no fault or breach on the part of the Receiving Party, (ii) was already rightfully known (without restriction on disclosure) to the Receiving Party prior to being disclosed by or obtained from the Disclosing Party, as evidenced by written records kept in the ordinary course of business of, or by proof of actual use by, the Receiving Party, (iii) has been or is hereafter rightfully received by the Receiving Party from a third person (other than the Disclosing Party) without restriction on disclosure and without breach of a duty of confidentiality to the Disclosing Party; (iv) has been independently developed by the Receiving Party without access to Confidential Information of the Disclosing Party; or (v) is required to be disclosed, but only to the extent required, by court order, or pursuant to applicable law, regulation or self-regulatory organization rules, provided that the Receiving Party notifies the Disclosing Party so that the Disclosing Party may have a reasonable opportunity to obtain a protective order or other form of protection against disclosure. Notwithstanding any such compelled disclosure by the Receiving Party, such compelled disclosure will not otherwise affect the Receiving Party’s obligations hereunder with respect to Confidential Information, including Customer Information, so disclosed.

It shall be presumed that any Confidential Information in the Receiving Party’s possession is not within any of the exceptions above, and the burden is upon the Receiving Party to prove otherwise by records and documentation.

(d) Customer Information. As between Schwab, BAP and the Fund, Customer Information (as defined below) will remain the sole and exclusive property of Schwab. “Customer Information” shall mean all disclosed data or information however collected or received pertaining to or identifiable to Schwab’s customer(s) or prospective customers, to investment advisors, third party administrators, or introducing brokers placing transactions through Schwab, or to the customers of such intermediaries, including, without limitation, name, address, e-mail address, TIN or social security number, account numbers, personal financial information, demographic or securities transactions data, or any other identification data.

(e) Treatment of Customer Information. Each of BAP and the Fund represents, warrants and covenants that at all times during and after the terms of this Agreement, it shall use, handle, collect, maintain and safeguard Customer Information in accordance with: (i) the confidentiality and non-disclosure requirements of this Agreement; (ii) the Gramm-Leach-Bliley Act of 1999 (Public law 106-102, 113 stat. 1138) and its implementing regulations (e.g. Securities and Exchange Commission Regulation S-P and Federal Reserve Board Regulation P) as applicable and as they may be amended from time-to-time; and (iii) such other applicable federal and state privacy, confidentiality, consumer protection, advertising, electronic mail and data security laws and regulations, whether in effect now or in the future. Each of BAP and the Fund will implement appropriate administrative, technical, and physical safeguards reasonably designed to protect the security and confidentiality of Customer Information and protect against unauthorized access to or use of Customer Information. Each of BAP and the Fund will report to Schwab promptly in writing any and all breaches of security or unauthorized access to BAP’s or the Fund’s systems that BAP or the Fund either detects or becomes aware of and which affect the security of Customer Information.

(f) Each party acknowledges that any breach of this Section 9 may result in immediate and irreparable harm for which monetary damages would be inadequate. Accordingly, any party will be entitled to seek equitable relief to remedy any threatened or actual breach of this Section 9 by another party, as well as such other relief as any court of competent jurisdiction deems appropriate.

10. Reliance on Communications. Except as expressly set forth in this Agreement or as otherwise agreed upon in writing by the parties, any communication, instruction or notice made pursuant to this Agreement may be made orally, provided that such oral communication is on a recorded telephone line or is promptly confirmed in writing by email transmission. Each party is entitled to rely on any communications or instructions that it reasonably believes were provided to it by the other party or its authorized agents.

11. Indemnification.

(a) The Fund shall indemnify, defend and hold harmless Schwab and each director, officer, employee and agent of Schwab and any of its Affiliates from and against any and all actual or threatened losses, claims, liabilities and expenses (including, without limitation, reasonable attorney’s fees and costs and by the advancement of defense and other costs and expenses) (“Losses”) incurred by any of them arising out of (i) any violation of any law, rule, or regulation relating to the registration or qualification of Shares of the Fund; (ii) any material breach by the Fund of any representation, warranty or agreement contained in this Agreement; (iii) any willful misconduct or negligence by the Fund in the performance of, or failure to perform, its obligations under this Agreement; or (iv) the Fund’s participation in AIS; except to the extent such Losses are caused by Schwab’s breach of this Agreement or willful misconduct or negligence in the performance of, or failure to perform, its obligations under this Agreement.

(b) BAP shall indemnify and hold harmless Schwab and each director, officer, employee and agent of Schwab and any of its Affiliates from and against any and all Losses incurred by any of them arising out of (i) any untrue statement or misrepresentation of a material fact or any omission of a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading in any Fund Document, Fund Information Sheets, registration statement, annual or other periodic report or proxy statement of the Fund or in any advertising or promotional material published or otherwise provided to Schwab or to Schwab customers by or on behalf of the Fund or any Affiliate of the Fund; (ii) any violation of any law, rule, or regulation by Schwab in the performance of its obligations hereunder, (iii) any breach by BAP of any representation, warranty or agreement contained in this Agreement, or (iv) any willful misconduct or negligence by BAP in the performance of, or failure to perform, its obligations under this Agreement, except to the extent such Losses are caused by Schwab’s breach of this Agreement or willful misconduct or negligence in the performance of, or failure to perform, its obligations under this Agreement.

(c) Schwab shall indemnify and hold harmless BAP and the Fund and any of their Affiliates from and against any and all Losses incurred by any of them arising out of (i) any violation of any, law, rule, or regulation by Schwab in the performance of its obligations hereunder, (ii) any breach by Schwab of any representation, warranty or agreement contained in this Agreement, or (iii) any willful misconduct or negligence by Schwab in the performance of, or failure to perform, its obligations under this Agreement, except to the extent such Losses are caused by BAP’s or the Fund’s breach of this Agreement, or willful misconduct or negligence in the performance of, or failure to perform, their obligations under this Agreement.

(d) Except with respect to a party’s breach of the confidentiality provisions of Section 9 of this Agreement, no party to this Agreement shall be responsible for any incidental, consequential, indirect, exemplary, special or punitive damages suffered by another party in connection with the matters to which this Agreement relates, and each party hereby irrevocably and unconditionally waives any right that it may have to claim and recover any such damages, even if it has informed the other parties hereto of the possibility or likelihood of such damages.

12. Governing Law. This Agreement shall be governed by and interpreted under the laws of the State of California applicable to contracts between California residents entered into and to be performed entirely within the State.

13. Arbitration. In the event of a dispute between Fund and Schwab relating to or arising out of this Agreement or the relationship of the parties hereto, the parties will submit the matter to arbitration in accordance with this Section 13.

(a) Arbitration will be held in San Francisco, California, in accordance with the rules and regulations of FINRA, except, (i) in the event that FINRA is unwilling to accept jurisdiction of the matter, such arbitration will be held in San Francisco, California, in accordance with the rules and regulations of the American Arbitration Association, and (ii) in the event that a non-party to this Agreement brings an arbitration against Schwab or the Fund relating to or arising out of this Agreement, then the parties agree to arbitrate in whichever arbitration forum such arbitration is brought. In the event that (i) a non-party initiates a judicial proceeding against Schwab or the Fund relating to, or arising out of, this Agreement, (ii) such claim can not be compelled to arbitration, and (iii) Schwab or the Fund asserts a claim against the other party in connection with such proceeding, then the parties agree to submit to the jurisdiction of the court in that judicial proceeding.

(b) If arbitration is brought by one of the parties hereto, the number of arbitrators shall be three (3), and they will be selected in accordance with the rules and regulations of the FINRA or American Arbitration Association, as appropriate. The arbitrators shall be attorneys, or retired attorneys, specializing in securities law. Any award of the arbitrators will be limited to compensatory damages and will be conclusive and binding upon the parties. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. Sections 1-16 to the exclusion of state laws inconsistent therewith, and judgment upon the award may be entered in any court having jurisdiction.

(c) Each party shall bear its own expenses, including legal and accounting fees, if any, with respect to the arbitration. The arbitrator will designate the party to bear the expenses of the arbitration or the respective amounts of such expense to be borne by each party. Any costs, fees or taxes involved in enforcing the award shall be fully assessed against and paid by the party resisting enforcement of the award.

(d) Nothing in this Section 13 will prevent any party from resorting to judicial proceedings for injunctive relief to prevent serious and irreparable harm or injury to the party or to others.

14. Incorporation; Entire Agreement. All Schedules and Exhibits furnished pursuant to this Agreement, as it may be amended from time to time, are by this reference incorporated into and made a part of this Agreement. This Agreement constitutes the entire agreement between the parties as to the subject matter hereof and supersedes any and all agreements, representations and warranties, written or oral, regarding such subject matter made prior to the time at which this Agreement has been executed and delivered by the parties.

15. Amendment.

(a) This Agreement may be amended only by a writing executed by each party hereto that is to be bound by such amendment, except as provided in this Section 15.

(b) Exhibit A and Schedule II may each be amended unilaterally by Schwab on forty (40) days’ written notice to the Fund, unless the parties agree in writing to a shorter notice period for such amendment.

(c) Schedule I may be amended unilaterally by Schwab immediately upon notice to the Fund, except that the services fee required to be paid to Schwab by the Fund (“Fee Term”) may only be amended by a writing executed by each party hereto.

16. Termination.

(a) This Agreement may be terminated by any party upon prior written notice to the other parties. The termination of this Agreement with respect to a specific Fund will not cause the Agreement to terminate with respect to any other Fund.

(b) Upon the termination date, Schwab will no longer make the Fund’s Shares available for purchase by Schwab’s customers through AIS. In addition, the Fund, at Schwab’s request, shall promptly remove Schwab as broker/dealer of record and custodian for any Shares held in the Account(s). If Schwab continues to hold Shares on behalf of Schwab’s customers in the Account(s) after termination, the parties agree to be obligated under, and act in accordance with, the terms and conditions of this Agreement with respect to such Shares.

17. Assignment. This Agreement is not assignable by any party without the other parties’ prior written consent, and any attempted assignment in contravention hereof shall be null and void and not merely voidable; provided, however, that Schwab may, without the consent of BAP or the Fund, assign its rights and obligations under this Agreement to any Affiliate.

18. Force Majeure. Except to the extent otherwise expressly provided in this Agreement, no party assumes any responsibility under this Agreement, and will not be liable to the other, for any damage, loss of data, delay, or any other loss resulting from Acts of God, industrial action, lockouts, riots, acts of war, epidemics, governmental regulations, power outages, fire, communication line failures, or any interruptions caused directly by the local telephone companies, interference with the satellite signal transmission, earthquake, or other disasters and similar acts beyond its reasonable control.

19. Miscellaneous.

(a) Notices. All notices required by this Agreement to be in writing will be delivered personally, sent by overnight express delivery, or sent via email to the address listed in the Fund Information Sheets, if to the Fund or BAP, or the address identified by Schwab in writing, if to Schwab. Such notices will be deemed to have been received as of the earlier of actual physical receipt or three days after deposit with an overnight prepaid express delivery service.

(b) No Waiver. The failure of any party to insist upon exercising any right under this Agreement in any instance or instances shall not to any extent preclude such party from asserting or relying upon such right in any other instance.

(c) Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, and all of which together shall constitute one and the same instrument.

(d) Headings. The headings of the sections or other subdivisions of this Agreement are for convenience of reference only and shall not affect the meaning, construction, operation, or effect of the terms hereof or otherwise be considered in the interpretation of this Agreement.

(e) Severability. If any term of this Agreement is found invalid or unenforceable in any jurisdiction, it will remain enforceable for all other jurisdictions and all other provisions will remain in full force and effect, provided that the basic economic agreement is thereby maintained.

(f) Nonexclusivity. Each party acknowledges that the other parties may enter into agreements similar to this Agreement with other parties for the performance of services similar to those to be provided under this Agreement.

(g) Survival. Each of the representations, warranties, covenants and agreements in Sections 7, 8, 9, 11, 12 and 13 will survive the termination of this Agreement.

20. Massachusetts Business Trust. Schwab agrees that the obligations of Fund Company under this Agreement shall not be binding upon any of its Trustees, officers, employees, agents or nominees, or any shareholder of the Fund. Further, neither the authorization by Fund Company Trustee to enter into this Agreement, nor the execution and delivery of the Agreement by Fund Company officers, shall be deemed to have been made by any of them individually or to impose any liability on any of them personally. The obligations of Fund Company hereunder shall bind only the trust property of Fund Company (and only the property of the applicable Fund) as provided in its Agreement and Declaration of Trust.

IN WITNESS WHEREOF, this Agreement has been executed by a duly authorized representative of the parties hereto.

CHARLES SCHWAB & CO., INC.	BLACKSTONE ALTERNATIVE ALPHA FUND II

By:	By:
Name:	Name:
Title:	Title:

Date:	Date:

BLACKSTONE ADVISORY PARTNERS L.P.

By:
Name:
Title:

Date:

SCHEDULE I

TO THE OPERATING AGREEMENT

Fund Name	Share Class	Services Fee (bps)	Effective date
Blackstone Alternative Alpha Fund II	Advisor Class II	25 BPs	[•]

SCHEDULE II

TO THE OPERATING AGREEMENT

1. Establishment Fee. The Establishment Fee for each Fund on AIS shall be $20,000. The Establishment Fee for each Fund is due and payable by BAP within 30 days upon receipt of the invoice setting forth the fee.

2. Service Fee.

(i) With respect to each Fund designated on Schedule I, BAP shall pay to Schwab, or cause the Fund to pay to Schwab, a service fee (the “Service Fee”) as Schwab’s compensation for providing administrative services to such Fund for a minimum of thirty six (36) months following the closing of the offer to new investment (the “Minimum Term”). The Service Fee shall be calculated quarterly by multiplying the average Monthly Value (defined below) of all Shares of a Fund held in the Account(s) for the quarter by the applicable Service Fee set forth on Schedule I. The Service Fee shall be billed quarterly in arrears and paid in accordance with Section (iv) below. If a Fund terminates this Agreement during the thirty six (36) months following the closing of the offer to new investments, the Service Fee for the remaining term shall be immediately due and payable by BAP or the Fund. The Service Fee shall be calculated by multiplying the Monthly Value on the date of termination of all Shares of the Fund held in the Account(s) by the applicable Service Fee and then multiplying the result by the number of months remaining in the thirty six (36) month term. In no event will the aggregate service fee paid to Schwab during the Minimum Term exceed one percent (1%) of the total value of shares of the fund held in accounts on the date of the closing of the fund to new investment. Following the Minimum Term, the Service Fee shall be calculated quarterly by multiplying the average Monthly Value (defined below) of all Shares of a Fund held in the Account(s) for the quarter by the applicable Service Fee set forth on Schedule I.

(ii) For purposes of this Schedule, the Monthly Value of the Shares of each Fund will be the net asset value reported by such Fund to Schwab under Section 4(d) of Exhibit A. No adjustments will be made to the net asset value to correct errors in the net asset value so reported for any month unless such error is corrected and the corrected net asset value per Share is reported to Schwab before 5 o’clock, p.m., San Francisco time, on the first Business Day after the month to which the error relates. A “Business Day” is any day the New York Stock Exchange is open for trading.

(iii) As soon as practicable after the end of the quarter, Schwab shall provide to each Fund an invoice for the amount of the Service Fee due for each Fund. In the calculation of such Service Fee, Schwab’s records shall govern unless an error can be shown.

(iv) The Service Fee is due and payable by BAP within thirty (30) days from the date of receipt of the invoice setting forth such Service Fee. Payment shall be made by wire transfer. Such wire transfer shall be separate from wire transfers of tender or redemption proceeds or distributions under this Agreement.

EXHIBIT A

TO THE OPERATING AGREEMENT

3. The Account.

(a) Schwab will act as custodian and broker/dealer of record for the Fund’s Shares held in each Schwab customer’s Account. The Fund shall register the Fund’s Shares in the name of each Schwab customer and shall designate Schwab as custodian and broker/dealer of record on such registration. Each Account shall be registered under:

For IRA Accounts:

Charles Schwab & Co., Inc. As Custodian For

Client Name IRA

2423 E. Lincoln Drive

Phoenix, AZ 85016

For all other accounts:

Charles Schwab & Co., Inc. FBO

Client Name

2423 E. Lincoln Drive

Phoenix, AZ 85016

(b) The parties agree that all the Fund’s Shares held in the Accounts shall not be subject to any right, charge, security interest, lien or other claim against Schwab in favor of the Fund.

(c) Schwab customer positions shall be kept open on the Fund’s books regardless of a lack of activity or small position size, except to the extent that Schwab takes specific action to close the Account, or to the extent the Fund’s reserves the right to close any such positions in its Fund Documents. In the latter case, the Fund shall give prior written notice to Schwab before closing any positions.

(d) The official transfer agent records of positions in the Account(s) shall be as determined by the Fund. Schwab and the Fund shall each designate liaison personnel to communicate, control and execute any required corrections or reconciliations with respect to any Account.

(e) The Fund shall arrange with its transfer agent for Schwab to have electronic access to the transfer agent’s system for account inquiry capability on all information maintained by the transfer agent with respect to each Account.

(f) The Fund shall notify Schwab promptly in writing if the Fund changes transfer agents.

2. Authorization to Receive Purchase Orders and Repurchase Requests. The Fund designates and authorizes Schwab to receive purchase orders (“Purchase Orders”) and repurchase requests (“Repurchase Requests”) in proper form from Schwab customers on the Fund’s behalf in accordance with the procedures described in the Offering Materials and the Fund’s filings on Schedule TO and the related exhibits under the Securities Exchange Act of 1934, as amended (the “Tender Offer Documentation”). Schwab will deliver Purchase Orders it has received to the Fund, and any Purchase Order received and accepted by the Fund will receive the Share price next computed by the Fund after the time at which the Schwab customer Order is received in good form from Schwab. The Fund typically issues Shares on a monthly basis, and the net asset value applicable to a purchase of Shares generally will be available within 30 days after the date on which Shares are issued (the “Effective Date”); at that time, the number of Shares based on that net asset value and each Shareholder’s subscription amount will be determined and credited to the Shareholder’s account. Schwab may designate and authorize such intermediaries as it deems necessary, appropriate or desirable (“Sub-Designees”), to receive Orders from Schwab customers on the Fund’s behalf for purposes of such rule, so that any such Schwab customer will receive the share price next computed by the Fund after the time at which such Schwab customer places its Order with a Sub-Designee and the Sub-Designee delivers that Order to the Fund. In connection with this Section 2, the Fund represents and warrants to Schwab that all necessary corporate, legal and other actions have been, and in the future will be, taken to authorize Schwab and any Sub-Designee to receive Purchase Orders and Repurchase Requests from Schwab customers on behalf of the Fund for purposes of such rule by each Fund’s board of directors, board of trustees or similar authorized person, as the case may be. The parties acknowledge and agree that a Purchase Order is not in “good form” unless the Purchase Order and all required documentation is complete and received by Schwab and delivered to the Fund‘s distributor not later than three Business Days before the Effective Date, or such other date as may be specified in the Fund Documents from time to time (the “Purchase Deadline”). A “Business Day” is any day the New York Stock Exchange is open for trading, and any other day so designated by the Board of Trustees of the Fund in its sole discretion. The parties acknowledge and agree that a Repurchase Request is not received by Schwab in “good form” unless the Redemption Request and all required documentation is complete and received by Schwab and delivered to the Fund by the applicable repurchase order expiration date specified to Schwab by the Fund in writing (the “Expiration Date”).

3. Processing Transactions in the Accounts. This Section 3 applies to transmission of transaction and registration data of Fund transactions. All transactions between the Fund and any Schwab customer will be processed by Schwab’s AI Custody Services team.

(a) Purchase Orders and Repurchase Requests. For each month, prior to the Purchase Deadline, Schwab shall transmit to the Fund all Purchase Orders placed by Schwab’s customers for Shares of the Fund during any such month. Prior to each Expiration Date, Schwab shall transmit to the Fund all Repurchase Requests submitted by Schwab’s customers for Shares of the Fund that were submitted to Schwab prior to the Expiration Date.

(b) Transmission of Orders.

(i) Schwab will forward, via electronic message, via overnight courier or via facsimile, all client purchase documents and other required Fund documents (collectively, the “Purchase Documents”) to the Fund (or its designee) on the appropriate date for acceptance into the Fund by the Purchase Deadline.

(ii) The Fund (or its designee) shall review and approve all Purchase Documents and promptly notify Schwab of each approval. If the Fund rejects a purchase after Schwab has wired the purchase price of the Order to the Fund (which rejection shall occur no later than seven (7) Business Days after the purchase price has been wired to the Fund), the Fund shall promptly return the purchase price by wire transfer to Schwab and Schwab will deposit such purchase price in the relevant Account(s).

(iii) Schwab will transmit the aggregate purchase price of all the purchase Orders for a given trade date to the Fund by wire transfer by the Purchase Deadline. The aggregate purchase price for all Orders must be received by the Fund via Fed wire.

(iv) The Fund shall send to Schwab the aggregate proceeds of all payments owed to Shareholders in connection with duly accepted Repurchase Requests for the Fund in accordance with the Fund Documents and the Tender Offer Documentation. Such tender proceeds will be sent by wire transfer. Wire transfers of tender or redemption proceeds shall be separate from wire transfers for other purposes. Once the Fund’s Transfer Agent becomes an active member of NSCC AIP and once Schwab begins processing transactions via the NSCC AIP service, the Fund shall use the NSCC AIP settlement process to deliver the proceeds of all tender or redemption Orders to Schwab.

(v) The cost of any wire transfer is the responsibility of the party sending the wire. The interest cost associated with any delayed wire is the responsibility of the party sending the wire and will be charged at the Federal Funds rate.

(vi) Schwab and the Fund will settle trades resulting from tender or redemption Orders in accordance with the terms of the Tender Order Documentation. For purposes of determining the length of settlement, Fund shall treat investors that hold Shares of the Fund through the Accounts the same as it treats investors that hold Fund Shares directly with the Fund.

(c) Fund’s Pricing of Purchase Orders and Repurchase Requests. The net asset value at which Purchase Orders shall be effected generally will be available within 30 days after the effective date of the Share purchase. The net asset value at which Repurchase Requests accepted by the Fund shall be effected shall be as described in the applicable Tender Offer Documentation, which will be provided to Schwab by the Fund. If the required documentation is not received by the Fund in good form by the expiration date specified in the applicable Tender Offer Documentation, the Repurchase Request will be rejected by the Fund.

(d) Account Reconciliation Requirements.

(i) Schwab shall verify with the Fund Purchase Orders placed for the Account of each Schwab customer that invests in the Fund. Any adjustments to the pricing or the number of Shares of the Fund held by a Schwab customer must be reflected in the Account of such customer. Any trade correction activity must be shown with its corresponding trade correction dates.

(ii) The Fund shall provide to Schwab the account balances of each Schwab customer that invests in the Fund before the last Business Day of each month.

(iii) The parties agree promptly to notify each other and correct any error with respect to the Accounts upon discovery. If an error is not corrected by the day following discovery, each party agrees to use reasonable commercial efforts to prevent this from hindering any routine daily operational activity.

(e) Dividends, Distributions and Redemptions.

(i) The Fund shall provide all distribution information to Schwab in a timely manner to enable Schwab to pay distributions to Schwab’s Account holders on or as close to payable date as practicable. The Fund shall provide Schwab with (A) the record date and payable date as soon as practicable after they are announced, but no later than three (3) Business Days prior to record date, (B) the record date Share balance in each Schwab’s customer Account and the distribution rate per Share on the first Business Day after record date, and (C) the repurchase price per Share as set forth in the applicable Tender Offer Documentation. Other distribution information required by Schwab from time to time for payment of distributions to Schwab’s Account holders shall be provided by the Fund on such dates as are agreed upon between Schwab and Fund, but no later than the payable date.

(ii) On the payable date, the Fund shall wire to Schwab the cash distributions, if any, to be paid to Schwab’s Account holders.

(iii) If the Fund holds back a portion of the redemption or tender proceeds, the Fund shall inform Schwab of the expected date by which the final payment will be issued in accordance with the Tender Offer Documentation.

(f) Transfer of Shares. Neither the Fund nor Schwab may effect a transfer of the Fund’s Shares with respect to an Account without first (i) obtaining the Account owner’s written authorization for the transfer, which shall identify the Shares subject to the transfer and the entity to whom such Shares shall be transferred; and (ii) providing written notice to the other party that the effecting party has received the Account owner’s written authorization to effect such transfer. The Fund acknowledges and agrees that Schwab will require a copy of any such written authorization prior to any transfer of Shares in a customer Account, and the Fund will not transfer any Shares until Schwab confirms receipt of such written authorization. In addition to the foregoing, each party agrees to comply with the transfer rules set forth in the Fund Documents when affecting any such transfer and the Fund agrees that it shall be solely responsible for determining whether the transferee meets all applicable qualification requirements necessary to invest in the Fund. Nothing in this section shall limit the Fund’s obligation to remove Schwab as broker-dealer of record and custodian for any Fund Shares held in the Account(s) at Schwab’s request.

4. General.

(a) Record Maintenance.

(i) Schwab will maintain records for each of its customers that hold the Fund’s Shares through the Account(s), which records include:

(1) Number of Shares;

(2) Date, price and amount of purchases and redemptions (including dividend reinvestments) and date and amounts of dividends paid for at least the current year to date;

(3) Name and address of each of its customers, including zip codes and social security numbers or taxpayer identification numbers;

(4) Records of distributions and dividend payments;

(5) Any transfers of Shares; and

(6) Overall control records.

(ii) Schwab will post transactions in the Fund’s Shares to its customers’ Accounts.

(b) Accountholder Communication.

(i) Except as otherwise specifically set forth in this Section 4(b), the Fund is solely responsible for and shall arrange for the timely distribution of all Fund related materials to Fund investors as required by law. The Fund shall distribute the following Fund materials through Schwab’s mailing agent to Schwab’s customers who are investors in the Fund:

(1) All Fund proxy or information statements; and

(2) All annual, semi-annual, quarterly and other periodic reports (including Form 8-Ks, if applicable) required by law to be delivered to Fund investors.

(ii) Schwab shall arrange for the distribution of the following materials to all of Schwab’s customers who are investors in the Fund based on the information provided by, or upon receipt of such materials from, the Fund:

(1) Trade confirmations;

(2) Tax reporting information; and

(3) Shareholder monthly statements.

(iii) Schwab will mail Account statements to its customers on a monthly basis (or no less frequently than quarterly for Accounts in which there has been no activity in a particular month) showing, among other things, the number of Shares of the Fund owned by such customer and the net asset value of such Shares as of a recent date.

(iv) Schwab will respond to customer inquiries regarding, among other things, Share prices, account balances, dividend amounts and dividend payment dates based on the information provided to Schwab by the Fund.

(c) Mergers, Splits and Reorganization Activities. Upon written notice from the Fund, Schwab shall effect mergers, splits and other reorganization activities of the Fund for Schwab’s customers. If the resulting security from the merger, split, or other reorganization is unable to be serviced and held in custody by Schwab, the investor shall have the right to redeem the resulting security with the Fund.

(d) Pricing information. At least once per month, the Fund shall provide to Schwab the Fund’s closing net asset value for the prior month and/or notification of no price for that month. The Fund shall provide such information on a best efforts basis taking into consideration any extraordinary circumstances arising at the Fund (e.g. natural disasters, etc.).

(e) Price, Distribution Rate and Other Errors.

(i) The Fund shall promptly notify Schwab in the event adjustments are required to correct any error in the computation of the net asset value or offering price of the Fund’s Shares, in the distribution rate for the Fund’s Shares, or otherwise. Notification may be made orally, but must be confirmed promptly in writing.

(ii) Schwab and the Fund shall agree promptly and in good faith to a resolution of the error, and no adjustment for the error shall be taken in an Account until such agreement is reached. Following resolution, upon request by Schwab, the Fund shall provide Schwab with written notification of the resolution. The letter shall be written on the Fund’s letterhead and shall state for each day on which an error occurred the incorrect price or rate, the correct price or rate, and the reason for the price or rate change. The Fund agrees that Schwab may send this writing, or derivation thereof, to Schwab’s customers whose Accounts are affected by the price or rate change.

(iii) If a Schwab customer that holds Shares of the Fund has received cash in excess of what he or she is entitled, Schwab will, when requested by the Fund, at Schwab’s sole discretion and as permitted by law, debit the customer’s Account in the amount of such excess, but only to the extent of any cash in the Account, and repay it to the Fund. In no event shall Schwab be liable to the Fund for any such amounts, unless the error was caused by Schwab’s breach of this Agreement or its willful misconduct or negligence in the performance of, or failure to perform, its obligations under this Agreement. If the Schwab customer that holds Shares of the Fund has received such excess cash as a result of the Fund’s pricing error and such pricing error occurred greater than sixty (60) days prior to the Fund providing notice to Schwab of such error, the Fund agrees that the Fund will reimburse Schwab for reasonable costs associated with Schwab’s adjustment of Accounts to correct the pricing error.

(iv) If an adjustment is necessary to correct an error which has caused Schwab’s customers to receive dollars or Shares less than that to which they are entitled, the Fund shall, as appropriate and as mutually agreed by the parties pursuant to Section 5(e)(ii) above, make all necessary adjustments to the number of Share owned in the Account and/or distribute to Schwab any and all amounts of the underpayment. Schwab will credit the appropriate amount of such Shares or payment to each Schwab customer that holds Shares of the Fund.

(v) For purposes of making adjustments, including the collection of overpayments, the Fund shall treat investors that hold the Fund’s Shares through Accounts with Schwab no less favorably than it treats investors that do not hold the Fund’s Shares through Accounts with Schwab.

(f) Redemptions in Kind. If the Fund reserves the right to redeem in kind, and an in-kind redemption results in a security that Schwab is not able to hold in custody or service for its customers, Schwab will work with its customers to ensure the security is delivered to a third-party custodian for the benefit of the customers. The Fund shall cooperate with Schwab and its investors in effecting such delivery.

(g) New Processing Systems. The Fund agrees to reasonably cooperate with Schwab as Schwab develops and seeks to implement new processing systems for AIS.

(h) Transfer Requirements and Tender Process. The Fund agrees to provide Schwab with written notice of any change to the Fund’s transfer requirements or tender/redemption process set forth in the Fund Documents at least ten (10) days prior to the effective date of the change.

EXHIBIT B

TO THE OPERATING AGREEMENT

Charles Schwab & Company Inc.

CERTIFICATION AS TO ANTI-MONEY LAUNDERING POLICIES

Charles Schwab & Co., Inc. (“Schwab”) is a securities broker-dealer registered with and subject to regulation by the U.S. Securities and Exchange Commission (SEC). Schwab is also a member of various self-regulatory organizations, including the Financial Industry Regulatory Authority (FINRA).

As a registered broker-dealer, Schwab is subject to various U.S. anti-money laundering laws and regulations, including applicable provisions of the Bank Secrecy Act, 31 U.S.C. §§ 5311 et seq., as amended by Title III of the USA PATRIOT Act1, and the regulations administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”). In addition, as a member of the FINRA, Schwab is subject to FINRA Rule 3310, which require member firms to establish anti-money laundering programs as required by Section 352 of the USA PATRIOT Act.

As part of its anti-money laundering (“AML”) program, Schwab has policies, procedures and internal controls in place reasonably designed to comply with all applicable anti-money laundering laws and regulations. Schwab’s AML program has been approved by its Board of Directors, and Schwab has appointed an AML compliance officer who is responsible for overseeing the implementation and operation of its AML program. Schwab has also established appropriate training programs for its employees and subjects its AML program to periodic independent review.

Schwab’s AML program contains policies and procedures governing, among other things, the following general areas:

•	Customer identification and verification: Section 326 of the USA PATRIOT Act requires registered broker-dealers to establish written Customer Identification Programs (“CIPs”). CIPs must include reasonable policies and procedures for identifying and verifying customers opening new accounts and checking such customers against certain lists of known or suspected terrorists or terrorist organizations provided by the federal government. Schwab has established a CIP and has implemented it in accordance with the requirements of Section 326 and the compliance schedule established therein. Schwab conducts Customer Due Diligence (and, where appropriate, Enhanced Customer Due Diligence) on its clients and, where applicable, the beneficial owners of its clients, and will conduct such verification and due diligence of any new clients, where applicable.

•	Politically Exposed Persons: To the extent that Schwab knows or has a reason to believe that

[1]	The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (hereinafter, “the PATRIOT Act”).

a client or beneficial owner is a current or former Politically Exposed Person(s) (“PEP”), an immediate family member of a PEP, or a person who is widely and publicly known (or is actually known to Schwab) to maintain a close personal relationship with any such individual, or a corporation, business or other entity that has been formed by or for the benefit of such individual, Schwab has conducted appropriate due diligence.

•	Monitoring account activity: Schwab has established procedures for monitoring activity in customer accounts in order to detect and report suspicious activity.

•	Filing Suspicious Activity Reports: Under the Bank Secrecy Act, as amended by Section 356 of the USA PATRIOT Act, Schwab is required to file Suspicious Activity Reports (“SARs”) with the Treasury Department’s Financial Crimes Enforcement Network (FinCEN). Schwab has established policies and procedures designed to comply with these requirements.

•	Foreign shell banks: Schwab has established policies and procedures reasonably designed to prohibit correspondent accounts from being opened or maintained in the U.S. by or on behalf of foreign shell banks, as required by Section 313 of the USA PATRIOT Act.

•	Foreign financial institutions and private banking accounts: Section 312 of the USA PATRIOT Act requires registered broker-dealers to establish special, and where appropriate enhanced, due diligence programs for (i) correspondent accounts maintained by foreign financial institutions and (ii) private banking accounts maintained for or on behalf of non-U.S. individuals. Schwab’s AML program considers the various risks associated with such accounts and has policies and procedures designed to comply with the requirements Section 312.

•	OFAC: Schwab’s AML program includes policies and procedures designed to comply with the various regulations issued by OFAC, including prohibitions on opening or maintaining accounts for persons named on OFAC’s list of Specially Designated Nationals, for residents of countries on any OFAC prohibited country list, or for any citizen of Cuba, unless OFAC’s policies provide for an exception.